Exhibit 99.1

Legislation Introduced in Pennsylvania House and Senate to Implement Competitive Procurement to Help Meet Chesapeake Bay Mandates
October 31, 2016. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced that bills have been released in both the Pennsylvania House and Senate to implement a competitive procurement strategy designed to reduce skyrocketing compliance costs and lagging effectiveness associated with the Commonwealth's Chesapeake Bay obligations. Bion has advocated for several years for a competitive procurement strategy that would allow it and other private-sector providers the opportunity to offer low-cost and high-impact solutions to the State's Bay mandates.
SB 1401, the Water Quality Improvement Act, was introduced in the Senate Environmental Resources and Energy Committee on October 26. It was sponsored by Senators Richard Alloway (R-33) and Jake Corman (R-34), who serves as the Senate Majority Leader. Senator Alloway recently co-sponsored SB 1374, the bipartisan bill that would create a Growing Greener III program to provide $315 million in annual investments in the State's water, land and other natural resources. HB 2430, the Pennsylvania Nutrient Credit Trading Act, was introduced in the House Environmental Resources and Energy Committee on October 26, sponsored by Representatives Wil Tallman (R-193) and Dan Moul (R-91).
The release of the two bills follows a joint hearing of the Pennsylvania Senate Environmental Resources and Energy Committee and the Agriculture and Rural Affairs Committee, that was held on October 18. The hearing was a review of Chesapeake Bay Strategies with testimony provided on the efforts and concerns of the major stakeholders, including the Coalition for Affordable Bay Solutions, of which Bion is a founding member (link to prepared testimony). The overwhelming consensus of the hearing was that additional funding will be needed to achieve compliance with the Bay mandates, and that future spending decisions have to be made with a greater emphasis on return on investment.
Senate Bill 1401 provides for a sustainable funding source from Federal or State appropriations, money received from permittees, and a fee on commercial water users that will finance a wide assortment of nutrient- and sediment-related projects. It will also establish a procurement program, whereby the state will issue a competitive request for proposal (RFP) for nutrient reductions. Private-sector solutions providers like Bion will compete with low-cost and long-term verifiable nitrogen reduction credits that can be used to meet the state's EPA mandates. Further, the Act would provide an opt-out clause for municipalities or other entities that choose not to acquire low-cost credits; however, in order to maintain access to taxpayer funding for their projects, they will be required to demonstrate that their solutions are as cost-effective as the credits.
The bills are consistent with the recommendations of the 2013 study issued by the bipartisan Pennsylvania Legislative Budget and Finance Committee on Chesapeake Bay compliance costs. The study projected reductions in Bay compliance costs up to 80 percent ($1.5 billion) annually, if a competitive bidding strategy was adopted. Competitive bidding is a strategy used throughout all levels of government to acquire the lowest-cost goods and services on behalf of the taxpayer. The bills are also consistent with guidance from the federal Office of Management & Budget that recommends that taxpayer procurement should focus on obtaining verified results, rather than funding projects with uncertain outcomes and risks.
Craig Scott, Bion's director of communications, stated "these bills represent a major step forward in establishing the policy framework necessary to attract private-sector solutions to supplement our clean water strategy, both in Pennsylvania and across America. We need to use all the tools available in order to solve today's complex watershed problems. Competitive bidding will allow companies like Bion to provide large-scale high-impact projects that will help get Pennsylvania back on track with its Chesapeake Bay obligations and reduce the burden on the State's rate- and tax-payers. We look forward to working with the Commonwealth and other states to start moving forward with these solutions."

Bion's Environmental Technologies' patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies to the producer. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'if adopted', 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct